Exhibit 10.8

EXECUTION VERSION

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[...***...].” A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

LICENSE AGREEMENT

DATED AS OF October 28, 2013

BY AND BETWEEN

BEIGENE, LTD.

AND

MERCK KGAA

i

1.32	“First Commercial Sale”	7
1.33	“Governmental Body”	7
1.34	“Indication”	7
1.35	“IFRS”	8
1.36	“Joint Patents”	8
1.37	“Joint Know-How”	8
1.38	“Know-How”	8
1.39	“Law” or “Laws”	9
1.40	“MAA”	9
1.41	“Manufacture” or “Manufacturing” or “Manufactured”	9
1.42	“NDA”	9
1.43	“Net Sales”	9
1.44	“PARP Inhibitor”	9
1.45	“Patent Rights”	9
1.46	“Person”	9
1.47	“Phase I Clinical Trial”	10
1.48	“Phase II Clinical Trial”	10
1.49	“Phase III Clinical Trial”	10
1.50	“Phase IV Clinical Trial”	10
1.51	“PRC Territory”	10
1.52	“Price Approval”	10
1.53	“Product”	10
1.54	“Product IP”	10
1.55	“Program IP”	10
1.56	“Regulatory Authority”	10
1.57	“Regulatory Approval”	11
1.58	“Representatives”	11
1.59	“Royalty Term”	11
1.60	“Senior Executive”	11
1.61	“Sublicensee”	11
1.62	“Tax” or “Taxes”	11
1.63	“Territory Expansion Event”	11
1.64	“Third Party”	12
1.65	“Third Party Action”	12

1.66	“United States” or “US”	12
1.67	“USD” or “$”	12
1.68	“Valid Claim”	12
1.69	Other Terms	12

ARTICLE 2 GRANT OF RIGHTS		14

2.1	License Grants	14
2.2	Right to Sublicense	14
2.3	Right of First Negotiation	15
2.4	PRC Commercialization Option	16

ARTICLE 3 FINANCIAL PROVISIONS		17

3.1	Initial Fee	17
3.2	Royalty Payments	17
3.3	Reductions, Deductions and Reimbursements	17
3.4	Timing of Payment	18
3.5	Milestone Payments	18
3.6	Mode of Payment and Currency; Invoices	19
3.7	Royalty Reports and Records Retention	20
3.8	Legal Restrictions	21
3.9	Late Payments	21
3.10	Audits	21
3.11	Taxes	23
3.12	Value Added Tax	23

ARTICLE 4 CONFIDENTIALITY		24

4.1	Confidentiality Obligations	24
4.2	Use	25
4.3	Publication	26
4.4	Required Disclosure	26
4.5	Press Releases and Disclosure	26

ARTICLE 5 WARRANTIES AND COVENANTS		27

5.1	Warranties	27
5.2	Additional Warranties and Covenants of BeiGene	27

ARTICLE 6 INDEMNIFICATION AND INSURANCE		28

6.1	Indemnification by Company	28
6.2	Indemnification by BeiGene	29

6.3	Certain Liabilities	29
6.4	No Consequential Damages	29
6.5	Notification of Claims; Conditions to Indemnification Obligations	30
6.6	Insurance	30

ARTICLE 7 TERM AND TERMINATION		30

7.1	Term and Expiration	30
7.2	Termination	31
7.3	Effects of Expiration or Termination	32

ARTICLE 8 DISPUTE RESOLUTION		33

8.1	Disputes	33
8.2	Escalation to Executive Officers	33
8.3	Arbitration	33
8.4	Injunctive Relief	35

ARTICLE 9 MISCELLANEOUS PROVISIONS		35

9.1	Relationship of the Parties	35
9.2	Assignment	35
9.3	Performance and Exercise by Affiliates	36
9.4	Change of Control	36
9.5	Further Actions	38
9.6	Accounting Procedures	38
9.7	Force Majeure	38
9.8	No Trademark Rights	39
9.9	Entire Agreement of the Parties; Amendments	39
9.10	Captions	39
9.11	Governing Law	39
9.12	Notices and Deliveries	39
9.13	Language	41
9.14	Waiver	41
9.15	Severability	41
9.16	No Implied License	41
9.17	Interpretation	41
9.18	Counterparts	42
9.19	No Third Party Beneficiaries	42
9.20	No Reliance	42

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is dated as of October 28, 2013 (the “Effective Date”) by and between BeiGene , Ltd, a corporation organized under the laws of the Cayman Islands having an address of c/o Mourant Ozannes Corporate Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, KY1-1108, Cayman Islands GB (“BeiGene”), and Merck KGaA, a corporation with general partners organized under German law having a place of business at Frankfurter Strasse 250, 64293 Darmstadt, Germany (“Company”).  BeiGene and Company may be referred to herein as a “Party” or, collectively, as “Parties.”

RECITALS:

WHEREAS, BeiGene has developed and controls certain technology and proprietary materials related to its proprietary poly (ADP-ribose) polymerase (“PARP”) inhibitor known as BGB-290 (“BGB-290”) and is engaged in the research, discovery, development, manufacture and commercialization of biopharmaceutical products;

WHEREAS, Company is engaged in the research, development, manufacturing and commercialization of pharmaceutical products;

WHEREAS, as of the date hereof, Company and BeiGene are entering into an arrangement whereby (i) the Parties will collaborate in the development and manufacturing of Collaboration Compound and Product and commercialization of Product , and (ii) Company will have exclusive license rights to Develop and Commercialize Collaboration Compound and Product in the Field outside the PRC Territory, in exchange for upfront, milestone and royalty payments pursuant to a license agreement entered into between Company and BeiGene on the date hereof (the “Other License Agreement”); and

WHEREAS, Company and BeiGene desire to enter into this Agreement setting forth (i) BeiGene’s exclusive license from Company under Company Technology to Develop and Commercialize Collaboration Compound and Product in the Field in the PRC Territory, in exchange for royalties, and (ii) an option and a right of first negotiation to Company with respect to a license of the rights to research, Develop, Manufacture and Commercialize the Collaboration Compound and Product in the PRC Territory.

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1                               “Affiliate” means a Person that controls, is controlled by or is under common control with a Party, but only for so long as such control exists.  For the purposes of this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2                               “BGB-290 PARP Program” means BeiGene’s Development program relating to Collaboration Compounds and/or Product in the PRC Territory.

1.3                               “BGB-290 Patent Application” means [...***...].

1.4                               “BeiGene Bankruptcy Event” means:  (a) voluntary or involuntary proceedings by or against BeiGene are instituted in bankruptcy under any insolvency Law, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing; (b) a receiver or custodian is appointed for BeiGene; (c) proceedings are instituted by or against BeiGene for corporate reorganization, dissolution, liquidation or winding-up of BeiGene, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing; or (d) substantially all of the assets of BeiGene are seized or attached and not released within sixty (60) days thereafter.

1.5                               “BeiGene Know-How” means all Know-How that is Controlled by BeiGene or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term, and that is necessary or useful in the research, Development, Manufacture, use, or Commercialization of the

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

Collaboration Compound or Product.  The BeiGene Know-How shall include all Know-How set forth on Schedule 1.5.

1.6                               “BeiGene Materials” means all chemical, biological or physical materials other than Collaboration Compounds that are Controlled by BeiGene or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term, and that are necessary or useful in the research, Development, Manufacture, use or Commercialization of the Collaboration Compound or Product.  The BeiGene Materials set forth on Schedule 1.6 constitute all BeiGene Materials as of the Effective Date.

1.7                               “BeiGene Patents” means all Patent Rights that are Controlled by BeiGene or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term, and that Cover the research, Development, Manufacture, use, or Commercialization of the Collaboration Compound or Products.  Listed on Schedule 1.7 are all BeiGene Patents existing as of the Effective Date; provided, that BeiGene shall update Schedule 1.7 from time-to-time to include any new Patent Rights that come to be Controlled by BeiGene or any of its Affiliates at any time during the Term on or following the Effective Date that Cover the research, Development, Manufacture, use, or Commercialization of the Collaboration Compounds or Products.

1.8                               “BeiGene Technology” means the BeiGene Patents, the BeiGene Know-How, the BeiGene Materials, Product IP, and BeiGene’s rights in the Program IP.

1.9                               “Business Day” means a day other than Saturday or Sunday on which banking institutions in Beijing, China; and Darmstadt, Germany are open for business.

1.10                        “Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1 of any year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the termination or expiration of this Agreement.

1.11                        “Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this

Agreement terminates or expires and end on the date of expiration or termination of this Agreement.

1.12                        “Challenge” means any challenge to the validity or enforceability of any of the BeiGene Patents, including without limitation by (a) filing a declaratory judgment action in which any of the BeiGene Patents is alleged to be invalid or unenforceable; or (b) filing or commencing any re-examination, interference, derivation proceeding, post-issuance proceeding, opposition, cancellation, nullity or similar proceedings against any of the BeiGene Patents in the courts or patent offices in any country.

1.13                        “Change of Control” means, with respect to BeiGene or its parent entity (the “Target”):  (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of the Target’s assets; or (b) a merger or consolidation in which, whether or not the Target is the surviving corporation, the shareholders of the Target immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of the surviving entity’s board of directors; or (c) a transaction or series of related transactions (which may include a tender offer for the Target’s stock or the issuance, sale or exchange of stock of the Target) if a single Person or group of Persons who are Affiliates (including, without limitation,  Affiliates that are venture capital or investment divisions of such Person) and who are engaged in the research, development, manufacturing and commercialization of pharmaceutical products acquire the Target’s stock in such transaction or series of related transactions that possesses a majority of the voting power of all of the Target’s outstanding stock and other securities and the power to elect a majority of the members of the Target’s board of directors.

1.14                        “Clinical Trial” means a clinical trial in human subjects that has been approved by a Regulatory Authority and institutional review board or ethics committee, and is designed to measure the safety and/or efficacy of Product.  Clinical Trials shall include Phase I Clinical Trials, Phase II Clinical Trials, Phase III Clinical Trials and Phase IV Clinical Trials.

1.15                        “Collaboration Compound” means, collectively, (a) BGB-290, (b) any other compound which is within the claims of the BGB-290 Patent Application, (c) any prodrugs, salts or solvates of the compounds described in clauses (a) and (b), and (d) any dosage form or formulation of the compounds described in clauses (a), (b) and (c).

1.16                        “Combination Product” means a fixed dose oral (or other form of administration) product containing Product and another product (such other product, which, for the avoidance of doubt, is not itself a Product, an “Additional Product”) that has received Commercialization Regulatory Approval for treating an Indication for which the Product has received Commercialization Regulatory Approval.

1.17                        “Commercialization” or “Commercialize” means any and all activities undertaken before and after Regulatory Approval of a MAA for Product and that relate to the marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of Product, and interacting with Regulatory Authorities regarding the foregoing.

1.18                        “Commercialization Regulatory Approval” means, with respect to any Product, final approval of the counterpart of an NDA application submitted to the SFDA, together with pricing approval and government reimbursement approval by appropriate central authority and at least one provincial authority in the PRC Territory, required by applicable Law to permit the marketing of any applicable Product, as may be amended from time to time.

1.19                        “Commercially Reasonable Efforts” means:  (a) with respect to the efforts to be expended by a Party with respect to any objective, such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances; and (b) with respect to any objective relating to Development or Commercialization of Product by a Party, the application by such Party, consistent with the exercise of its prudent scientific and business judgment, of diligent efforts and resources to fulfill the obligation in issue, consistent with the level of efforts such Party would devote to a product at a similar stage in its product life as Product and having profit potential and strategic value comparable to that of Product, taking into account, without limitation, commercial, legal and regulatory factors, target product profiles, product labeling, past performance, the regulatory environment and competitive market conditions in the therapeutic area, safety and efficacy of Product, and the strength of its proprietary position all based on conditions then prevailing.  For clarity, Commercially Reasonable Efforts will not mean that a Party guarantees that it will actually accomplish the applicable objective.

1.20                        “Company Know-How” means all Know-How that is Controlled by Company or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term,  and that is necessary or useful in the research, Development, Manufacture, use, or Commercialization of the Collaboration Compound or Product.

1.21                        “Company Materials” means all chemical, biological or physical materials that are Controlled by Company or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term, and that are necessary or useful in the research, Development, Manufacture, use or Commercialization of the Collaboration Compound or Product in the PRC Territory.

1.22                        “Company Patents” means all Patent Rights that are Controlled by Company or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term, and that Cover the research, Development, Manufacture, use, or Commercialization of the Collaboration Compound or Product.

1.23                        “Company Technology” means the Company Patents, the Company Know-How, Company Materials and Company’s rights in the Program IP.

1.24                        “Confidential Information” of a Party means non-public information relating to the business, operations or products of a Party or any of its Affiliates, including any Know-How, that such Party discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement.

1.25                        “Controlled” means, with respect to (a) Patent Rights, (b) Know-How or (c) biological, chemical or physical material, that a Party or one of its Affiliates owns or has a license or sublicense to such Patent Rights, Know-How or material (or, in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such Patent Rights, Know-How or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.26                        “Cover”, “Covering” or “Covered” means, with respect to Product, that the making, using, selling, or offering for sale of Product would, but for a license granted in this Agreement under the Joint Patents and Company Patents, infringe a Valid Claim of the Joint Patents or the Company Patents in the PRC Territory.

1.27                        “Development” or “Develop” means with respect to a Collaboration Compound or Product, the performance of all pre-clinical and clinical development (including, without limitation, toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, and/or statistical analysis), Clinical Trials,  and any other Manufacturing and regulatory activities that are required to obtain Regulatory Approval of Product in the PRC Territory.

1.28                        “European Union” or “EU” means the European Union, as it may be reconstituted from time to time.

1.29                        “Executive Officers” means, together, a member of the senior management of the pharmaceutical division of Company and the Chief Executive Officer of BeiGene.

1.30                        “FDA” means the United States Food and Drug Administration or a successor federal agency thereto.

1.31                        “Field” means the diagnosis, treatment, palliation or prevention of all diseases or conditions in humans or animals.

1.32                        “First Commercial Sale” means the first transfer or disposition for value of Product in the PRC Territory to a Third Party by BeiGene, or any of its Affiliates or Sublicensees, in each case, after Commercialization Regulatory Approval has been obtained in the PRC Territory.

1.33                        “Governmental Body” means any:  (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.34                        “Indication” means a generally acknowledged disease or condition, a significant manifestation of a disease or condition, or symptoms associated with a disease or condition or a risk for a disease or condition for which MAA may be obtained.  For purposes of clarity, each separate oncology indication will be defined by a combination of the tissue type in which the cancer has its primary origin and the gene or set of genes in which mutations are present.

1.35                        “IFRS” means the International Financial Reporting Standards, the set of accounting standards and interpretations and the framework in force on the Effective Date and adopted by the European Union as issued by the International Accounting Standards Board (IASB) and the International Financial Reporting Interpretations Committee (IFRIC), as such accounting standards may be amended from time to time.

1.36                        “Joint Patents” has the meaning set forth in the Other License Agreement.

1.37                        “Joint Know-How” has the meaning set forth in the Other License Agreement.

1.38                        “Know-How” means any:  (a) scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, regulatory filings, methods, processes (including manufacturing processes, specifications and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent or patent application; and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material, including drug substance samples, intermediates of drug substance samples, drug product samples and intermediates of drug product samples and proprietary equipment, procedures or methodologies relating to the manufacturing of Collaboration Compound or Product.  The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public.  “Know-How” includes any rights including copyright, database or design rights protecting such Know-How.  “Know-How” excludes Patent Rights.

1.39                        “Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.

1.40                        “MAA” means an application for marketing approval equivalent to an NDA submitted in the PRC Territory, and including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time.

1.41                        “Manufacture” or “Manufacturing” or “Manufactured” means all operations involved in the manufacture, receipt, incoming inspection, storage and handling of raw materials, and the manufacture, processing, purification, packaging, labeling, warehousing, quality control testing (including in-process release and stability testing), shipping and release of Collaboration Compound and/or Product.

1.42                        “NDA” means a New Drug Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR.§ 314.3 et seq, or a Biologics License Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 601.

1.43                        “Net Sales” means [...***...].

1.44                        “PARP Inhibitor” means a Collaboration Compound whose primary activity is the inhibition of PARP1, PARP2 or PARP 3 (collectively, the “PARP Family Enzymes”).

1.45                        “Patent Rights” means all rights in, to and under: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.

1.46                        “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

1.47                        “Phase I Clinical Trial” means a Clinical Trial in the PRC Territory that would satisfy the requirements of 21 CFR 312.21(a).

1.48                        “Phase II Clinical Trial” means, as to a particular product for any Indication, a Clinical Trial conducted in the PRC Territory that would satisfy the requirements of 21 CFR 312.21(b).

1.49                        “Phase III Clinical Trial” means, as to a particular product for any Indication, a Clinical Trial conducted in the PRC Territory that would satisfy the requirements of 21 CFR 312.21(c).

1.50                        “Phase IV Clinical Trial” means a post-registrational Clinical Trial conducted in the PRC Territory and required as a condition to, or for the maintenance of, any Regulatory Approval for a Product in the PRC Territory.

1.51                        “PRC Territory” means The People’s Republic of China, excluding Hong Kong, Macau and Taiwan.

1.52                        “Price Approval” means, in jurisdictions where the approval or determination of pricing and/or pricing reimbursement for pharmaceutical products by a Regulatory Authority is required, such approval or determination.

1.53                        “Product” means any pharmaceutical product, in any dosage form, formulation, presentation or package configuration that is commercialized or undergoing research or pre-clinical or clinical Development that contains or comprises, in part or in whole, a Collaboration Compound.  For clarity, different formulations or dosage strengths of a given Product shall be considered the same Product for purposes of this Agreement.

1.54                        “Product IP” means any Patent Rights that Cover, or Know-How that is reasonably useful in connection with, the composition of matter and/or use of a Collaboration Compound and/or Product.

1.55                        “Program IP” means Joint Patents and Joint Know-How, collectively.

1.56                        “Regulatory Authority” means the State Food and Drug Administration in the PRC Territory (“SFDA”) and any other authority granting Regulatory Approvals.

1.57                        “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority, including Price Approvals, necessary for the Development, Manufacture, use, storage, import, transport or Commercialization of Product in the PRC Territory.

1.58                        “Representatives” means employees, consultants, contractors, advisors and agents of a Party or its Affiliates.

1.59                        “Royalty Term” means, on a Product-by-Product basis in the PRC Territory, the period beginning on the date of the First Commercial Sale of a Product in the PRC Territory and ending on the latest to occur of (a) the last date on which the Manufacture, use, import, offer for sale or sale of such Product is Covered by a Valid Claim within the Joint Patents or Company Patents in the PRC Territory or where Product was Manufactured, which, but for the license granted by Company, would be infringed or (b) […***…] from the date of the First Commercial Sale of such Product in the PRC Territory.

1.60                        “Senior Executive” means a member of senior management of a Party who is designated by such Party to resolve disputes under this Agreement.

1.61                        “Sublicensee” means a Person other than an Affiliate of BeiGene to which BeiGene (or its Affiliate) has granted sublicense rights under the Company Technology to Product, subject to the PRC ROFN or PRC Commercialization Option; provided, that “Sublicensee” shall exclude distributors.

1.62                        “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.63                        “Territory Expansion Event” means (a) Company’s exercise of the PRC Commercialization Option or (b) if elected by the Parties under an agreement pursuant to the PRC ROFN, the execution of such agreement.

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

1.64                        “Third Party” means any Person other than BeiGene, Company or any of their respective Affiliates.

1.65                        “Third Party Action” means any Action made by a Third Party against either Party that claims that the Collaboration Compound or Product, or its use or Development, Manufacture or sale infringes or misappropriates such Third Party’s intellectual property rights.

1.66                        “United States” or “US” means the United States of America, its territories and possessions.

1.67                        “USD” or “$” means the lawful currency of the United States.

1.68                        “Valid Claim” means a claim of (a) any issued and unexpired patent which claim has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or governmental or supra-governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise or (b) any patent application which claim was filed in good faith and which has not been cancelled, withdrawn, abandoned, or disallowed without the possibility of appeal or re-filing of the application and that has not been pending for more than [...***...] from the first substantive office action on such patent application.  If the patent application has been re-filed or is a divisional application, the [...***...] period mentioned above shall be calculated from the first application filed in the series of applications.

1.69                        Other Terms.  The definition of each of the following terms is set forth in the section of the Agreement indicated below:

Defined Term	Section
“Additional Product”	1.14
“Agreement”	Preamble
“Acquirer”	9.4
“BeiGene”	Preamble
“BeiGene Indemnitees”	6.1

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

Defined Term	Section
“BGB-290”	Recitals
“CoC Notice”	9.4
“Company”	Preamble
“Company Indemnitees”	6.2
“Effective Date”	Preamble
“ICC Rules”	8.3
“Non-Escalable Dispute”	8.1
“PARP”	Recitals
“PARP Family Enzymes”	1.13
“Party” and “Parties”	Preamble
“PRC Commercialization Right”	9.4
“PRC ROFN”	2.3
“Product Bundle”	1.42
“ROFN Period”	2.3
“SFDA”	1.48
“Target”	1.11
“Other License Agreement”	Recitals
“Term”	7.1
“Unrestricted Period”	2.3
“Value Added Tax”	3.11(b)

ARTICLE 2

GRANT OF RIGHTS

2.1                               License Grants.

(a)                                 Development License.  Subject to the terms and conditions of this Agreement and the Other License Agreement, Company hereby grants to BeiGene an exclusive (even as to Company), right and license during the Term (with the right to sublicense solely as provided in Section 2.2 below) under the Company Technology for the sole purpose of Development of Collaboration Compounds and Products that are PARP Inhibitors in the Field in the PRC Territory, including without limitation, the Manufacture of Collaboration Compounds and Products for use in Development in the PRC Territory. For clarity, no license is granted under Company Technology to Develop any Additional Product component of any Combination Product.

(b)                                 Commercialization License.  Subject to the terms and conditions of this Agreement and the Other License Agreement, Company hereby grants to BeiGene an exclusive (even as to Company), royalty-bearing right and license during the Term (with the right to sublicense solely as provided in Section 2.2 below) under the Company Technology for the sole purpose of (i) Commercializing the Products that are PARP Inhibitors in the Field in the PRC Territory and (ii) Manufacture of Collaboration Compounds and Products that are PARP Inhibitors for use in Commercialization in the Field in the PRC Territory. For clarity, no license is granted under Company Technology to Develop any Additional Product component of any Combination Product.

2.2                               Right to Sublicense.

(a)                                 Sublicenses.  Subject to compliance with Section 2.3 below and subject to Section 9.3 in the case of Affiliates, BeiGene shall have the right to grant sublicenses to its Affiliates and to Sublicensees under the Development and Commercialization licenses granted to BeiGene under Section 2.1 above, with respect to Products for sale in the Field in the PRC Territory; provided, that, (i) it shall be a condition of any such sublicense that each Sublicensee under the Commercialization license agrees to be bound by the terms of this Agreement applicable to the Commercialization of Products in the Field in the PRC Territory (including, without limitation,

Article 4); (ii) BeiGene shall provide written notice to Company of any such proposed sublicense at least [...***...] prior to such extension and provide copies to Company of each such sublicense within [...***...] of its execution (provided that such copies may be appropriately redacted to protect confidential information of the Sublicensee); (iii) if BeiGene grants a sublicense to a Sublicensee, BeiGene shall be deemed to have guaranteed that such Sublicensee will fulfill all of BeiGene’s obligations under this Agreement applicable to the subject matter of such sublicense; and (iv) BeiGene shall not be relieved of its obligations pursuant to this Agreement as a result of such sublicense.

(b)                                 No Other Rights. BeiGene shall have no rights to use or otherwise exploit Company Technology except as expressly set forth herein.

2.3                               Right of First Negotiation.

(a)                                 Application for 12-5 Status; PRC ROFN.  BeiGene shall apply for national priority project status in the PRC Territory under the twelfth or thirteenth five-year plan of the People’s Republic of China (“12-5 Status”) for its BGB-290 PARP Program.  Provided that the BGB-290 PARP Program receives 12-5 Status within twenty-four (24) months after the Effective Date, then BeiGene shall retain the right to Commercialize Product in the PRC Territory, and Company shall have the first right to negotiate with BeiGene with respect to rights under the Beigene Technology to research, Develop, and Manufacture and Commercialize Collaboration Compound and Product in the PRC Territory as set forth in this Section 2.3 (the “PRC ROFN”).  Prior to BeiGene negotiating with or entertaining offers from a Third Party with respect to any such rights, BeiGene shall first notify Company and shall negotiate solely and in good faith with Company to grant Company a license to Develop, Manufacture and Commercialize Collaboration Compound and Product in the PRC Territory for a period commencing with the date Company receives notice from BeiGene and expiring [...***...] ([...***...]) days thereafter (the “ROFN Period”).  If the Parties are unable to agree on substantive terms within the ROFN Period, Company shall promptly reduce to writing its last offer to BeiGene and provide such writing to BeiGene, and BeiGene shall be free to enter into an agreement with a Third Party for the acquisition of such rights in the PRC Territory by such Third Party, provided that (i) the financial terms of such agreement shall be more favorable to BeiGene in the aggregate by at least [...***...] ([...***...]) of the aggregate of those financial terms last offered by Company and (ii)

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

such agreement is entered into within the period commencing with the expiration of the ROFN Period and expiring [...***...] thereafter (the “Unrestricted Period”).  BeiGene shall not be permitted to disclose the terms of Company’s offer to any Third Party.

(b)                                 If, during the Unrestricted Period, BeiGene does not enter into agreement with a Third Party for such rights on terms that are at least [...***...] ([...***...]) more favorable in the aggregate than those financial terms offered by Company, then the PRC ROFN shall again be in effect and prior to BeiGene negotiating with or entertaining offers from a Third Party to license BeiGene’s rights to the Collaboration Compound and Product in PRC, BeiGene shall notify Company and enter into another ROFN Period and the terms set forth in paragraph (a) above shall apply.

(c)                                  By way of illustration, if Company offers BeiGene a royalty to license the Collaboration Compound and Product in the PRC Territory , and BeiGene and Company are unable to agree on substantive terms during the ROFN Period, and during the Unrestricted Period a Third Party offers BeiGene different financial terms to license the Collaboration Compound and Product in the PRC Territory, the aggregate financial terms to BeiGene in such Third Party offer must be more favorable to BeiGene by at least [...***...] ([...***...]) compared to Company’s offer to BeiGene, taking into account the royalty obligation to Company hereunder.

2.4                               PRC Commercialization Option.  If the BGB-290 PARP Program does not receive 12-5 Status prior to twenty-four (24) months after the Effective Date, then Company shall have the right to expand its Commercialization rights and license to the PRC Territory (the “PRC Commercialization Option”).  Company may exercise the PRC Commercialization Option at any time after the expiration of the twenty-four (24) month period and prior to [...***...].  In order to exercise the PRC Commercialization Option, Company shall (i) provide written notice of exercise to Beigene and (ii) make payment to BeiGene of Fifty Million U.S. Dollars ($50,000,000.00).   Upon receipt of such notice and payment in full of such payment, it shall be deemed a Territory Expansion Event.  In addition, if [...***...], then Company shall make payment to BeiGene of Twelve Million Five Hundred Thousand U.S. Dollars ($12,500,000.00) within [...***...] after receipt of such Commercialization Regulatory Approval; provided that if such Commercialization Regulatory Approval is received prior to the exercise of the PRC

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

Commercialization Option, then such payment shall be made upon exercise of the PRC Commercialization Option.

ARTICLE 3

FINANCIAL PROVISIONS

3.1                               Initial Fee.  In consideration of the already agreed future royalty payments by BeiGene to Company under Section 3.2 hereunder, Company shall pay, or cause to be paid, to BeiGene a one-time, non-refundable fee of $[...***...] USD, within [...***...] following the Effective Date and receipt by Company of corresponding invoice.

3.2                               Royalty Payments.  In partial consideration of Company’s grant of the rights and licenses to BeiGene hereunder, BeiGene shall pay to Company a royalty of [...***...] ([...***...]) on aggregate annual Net Sales of all Products in the PRC Territory for each Calendar Year during the Royalty Term.  For clarity, BeiGene’s obligation to pay royalties to Company under this ARTICLE 3 is imposed only once with respect to the same unit of Product.

3.3                               Reductions, Deductions and Reimbursements.

(a)                                 Royalty Step-Down.  The royalty rate set forth in Section 3.2 applicable to the Net Sales of a Product in the PRC Territory will be reduced by [...***...] ([...***...]) during any period in which there exists no Valid Claim of a Company Patent or Joint Patents in PRC that Covers such Product in the PRC Territory.

(b)                                 Third Party License Agreements.  If, in any Calendar Quarter, BeiGene makes royalty payment(s) to one or more Third Parties in order to obtain or maintain license rights under Patent Rights of such Third Party that would be infringed by the use or sale of the Collaboration Compound contained in the Product in the PRC Territory, BeiGene shall be entitled to deduct [...***...] ([...***...]) of such payment(s) from royalty payments otherwise payable by BeiGene to Company for Net Sales of such Product in the PRC Territory in such Calendar Quarter. Notwithstanding the foregoing, in no event shall such deduction exceed [...***...] ([...***...]) of the royalties otherwise payable with respect to the PRC Territory in such Calendar Quarter.

(c)                                  Limit on Deductions.  Under no circumstances shall the deductions under this Section 3.3 result in the amount payable to Company being reduced by more than [...***...] ([...***...])

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

compared with the amount otherwise payable under Section 3.2 in a Calendar Quarter.  In the event that BeiGene is not able to deduct the full amount of the permitted deduction from the amount due to Company due to the [...***...] ([...***...]) minimum amount, BeiGene shall be entitled to deduct any undeducted excess amount from subsequent amounts owed to Company under Section 3.2 (subject always to Company receiving a minimum of [...***...] ([...***...]) of the amount owed) in a subsequent Calendar Quarter.

3.4                               Timing of Payment.  Royalties payable under Section 3.2 shall be payable on actual Net Sales and shall accrue at the time the invoice for the sale of Product is delivered.  Royalty obligations that have accrued during a particular Calendar Quarter shall be paid, on a Calendar Quarter basis, within [...***...] after the end of each Calendar Quarter during which the royalty obligation accrued.

3.5                               Milestone Payments.  As further consideration for the already agreed future royalty payments by BeiGene to Company under Section 3.2 as well as the design, preparation, conduct and supervision of certain Clinical Trials (as set forth in the table below) , Company shall pay, or cause to be paid, to BeiGene the following one-time, non-refundable milestone payments with respect to the first Product to achieve the milestone events described below.  BeiGene shall promptly (and in any event within [...***...] after achievement of such milestone event) notify Company in writing of the achievement of any such milestone event and BeiGene shall issue Company an invoice for the amount of the corresponding milestone payment, which invoice Company shall pay within [...***...] following receipt of such invoice.

Milestone event for the First Product to achieve the event	Milestone Payment in USD
Upon [...***...]	$[...***...]
Upon [...***...]	$[...***...]
Upon [...***...]	$[...***...]
Upon [...***...]	$[...***...]
Upon [...***...]	$[...***...]

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

Upon [...***...]	$[...***...]
Upon [...***...]	$[...***...]
Total development milestones	$[...***...]

For the avoidance of doubt, the total maximum milestones payable under this Section 3.5 for Product shall not exceed $[...***...].  For the avoidance of doubt, the milestones set forth in this Section 3.5 shall continue to apply notwithstanding the occurrence of a Territory Expansion Event.

With respect to each milestone, the milestone payments to be made under this Agreement shall be due and payable only once, regardless of the number of Products developed or Commercialized.

3.6                               Mode of Payment and Currency; Invoices.

(a)                                 Currency.  All payments to a Party hereunder shall be made by deposit of USD in the requisite amount to such bank account as a Party may from time to time designate by written notice to the other Party.  With respect to sales not denominated in USD, BeiGene shall convert applicable sales in foreign currency into USD by using the then current and reasonable standard exchange rate methodology applied to its external reporting.  Based on the resulting sales in USD, the then applicable royalties shall be calculated.  The Parties may vary the method of payment set forth herein at any time upon mutual written agreement, and any change shall be consistent with the local Law at the place of payment or remittance.

(b)                                 Invoices.

BeiGene shall address its invoices to:

Merck KGaA

Accounts Payable

PO Box

64279 Darmstadt

Germany

Company shall address its invoices to:

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

BeiGene LTD.

Mourant Ozannes Corporate Services

9Cayman) Limited

94 Solaris Avenue, PO Box 1348

Grand Cayman KY1-1108

Cayman Islands

GB

With a copy to:

BeiGene LTD.

c/o BeiGene (Beijing) co., LTD.

No. 30 Science Park Road

Zhong-Guan-Cun Life Science Park

Changping District

Beijing P.R. China

102206

Attn:  [...***...]

Facsimile:  [...***...]

Telephone:  [...***...]

3.7                               Royalty Reports and Records Retention.  Within [...***...] after the end of each Calendar Quarter during which Product has been sold, BeiGene shall deliver to Company, together with the applicable royalty payment due for such Calendar Quarter, a written report of Net Sales on a Product-by-Product basis, subject to royalty payments for such Calendar Quarter.  Such report shall be deemed “Confidential Information” of BeiGene subject to the obligations of ARTICLE 4 of this Agreement.  For [...***...] after the end of each Calendar Year in which sale of Product occurs, BeiGene shall, and shall ensure that its Affiliates and Sublicensees, keep complete and accurate records of such sale in sufficient detail to confirm the accuracy of the royalty calculations hereunder.

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

3.8                               Legal Restrictions.  If at any time legal restrictions prevent the remittance by BeiGene of all or any part of royalties due on Net Sales, BeiGene shall have the right and option to make such payment either by depositing the amount thereof in local currency to an account in the name of Company in a bank or other depository selected by Company in the PRC Territory.

3.9                               Late Payments.  All payments under this Agreement shall earn interest from the date due until paid at a per annum rate equal to the lesser of (a) the maximum rate permissible under Law and (b) [...***...] ([...***...]) above the monthly Reuters 01 EURIBOR, measured at 2 p.m. Frankfurt/Germany time on the date payment is due.  Interest will be calculated on a 365/360 basis.

3.10                        Audits.

(a)                                 Audits Generally.  During the Term and for [...***...] thereafter, and not more than [...***...] in each Calendar Year, BeiGene shall permit, and shall cause its Affiliates or Sublicensees to permit, an independent certified public accounting firm of nationally recognized standing selected by Company, and reasonably acceptable to BeiGene or such Affiliate or Sublicensee, to have access to and to review, during normal business hours upon reasonable prior written notice, the applicable records of BeiGene and its Affiliates or Sublicensees to verify the accuracy of the royalty reports and payments under this ARTICLE 3.  Such review may cover the records for sales made in any Calendar Year ending not more than [...***...] prior to the date of such request.  The accounting firm shall disclose to Company and BeiGene only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies.  No other information shall be provided to Company.

(b)                                 Audit-Based Payments.  If such accounting firm concludes that additional royalties were owed during such period, BeiGene shall pay the additional undisputed royalties within [...***...] after the date Company delivers to BeiGene such accounting firm’s written report.  If such accounting firm concludes that an overpayment was made, such overpayment shall be fully creditable against amounts payable in subsequent payment periods Company shall pay for the cost of any audit, unless BeiGene has underpaid Company by [...***...] ([...***...]) or more, in which case BeiGene shall pay for the costs of audit.

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

(c)                                  Audit Confidentiality.  Company shall treat all information that it receives under this Section 3.10 in accordance with the confidentiality provisions of ARTICLE 4 of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with BeiGene obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, except to the extent necessary for Company to enforce its rights under this Agreement.

3.11                        Taxes.

(a)                                 Withholding Tax.

(i)                                     BeiGene Obligations. If applicable Law requires that income or similar Taxes be deducted and withheld from royalties paid under this Agreement, BeiGene shall (i) deduct those Taxes from the payment of the relevant royalty payment owed by BeiGene hereunder; (ii) pay the Taxes to the proper Governmental Body; (iii) send evidence of the obligation together with proof of Tax payment to Company within [...***...] following such tax payment; (iv) remit the net amount, after deductions or withholding made under this Section 3.11(a)(i); and (v) cooperate with Company in any way reasonably requested by Company to obtain available reductions, credits or refunds of such Taxes.

(ii)                                  Company Obligations. Except for payments under Sections 3.1 and 3.5 (which the Parties agree shall be net amounts payable by Company to BeiGene) , if applicable Law requires that income or similar Taxes be deducted and withheld from milestone or other payments paid under this Agreement, other than payments under Sections 3.1 and 3.5, Company shall (i) deduct those Taxes from the payment of the relevant milestone or other payment owed by Company hereunder; (ii) pay the Taxes to the proper Governmental Body; (iii) send evidence of the obligation together with proof of Tax payment to BeiGene within [...***...] following such tax payment; (iv) remit the net amount, after deductions or withholding made under this Section 3.11(a)(i); and (v) cooperate with BeiGene in any way reasonably requested by BeiGene to obtain available reductions, credits or refunds of such Taxes.

3.12                        Value Added Tax.  It is understood and agreed between the Parties that any payment amounts to be made by BeiGene or Company under this Agreement are exclusive of any value added or similar Tax (“Value Added Tax”) imposed upon such payment and that Company shall bear the cost of, and be responsible for the payment of, any and all Value Added Tax imposed on account of any payments paid to BeiGene by Company and that BeiGene shall be responsible for the payment of any and all Value Added Tax imposed on account of any payments paid to Company by BeiGene.  Company will provide BeiGene with a proper tax invoice where any Value Added Tax amount is shown separately, if applicable, and BeiGene will provide Company with a proper tax invoice where any Value Added Tax amount is shown separately, if applicable.

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

ARTICLE 4

CONFIDENTIALITY

4.1                               Confidentiality Obligations.  Each Party agrees that, for the Term and for [...***...] thereafter, such Party shall, and shall ensure that its Representatives, hold in confidence all Confidential Information disclosed to it by the other Party pursuant to this Agreement, unless the recipient of the Confidential Information demonstrates by written evidence that such information:

(i)                                     is or has become generally available to the public other than as a result of disclosure by the recipient;

(ii)                                  is already known by or in the possession of the recipient at the time of disclosure by the disclosing Party;

(iii)                               is independently developed by recipient without use of or reference to the disclosing Party’s Confidential Information; or

(iv)                              is obtained by recipient from a Third Party that has not breached any obligations of confidentiality.

The recipient shall not disclose any of the Confidential Information, except to Representatives of the recipient who need to know the Confidential Information for the purpose of performing the recipient’s obligations, or exercise its rights, under this Agreement and who will, prior to their access to such Confidential Information, be bound by written obligations of non-use and non-disclosure substantially similar to those set forth herein.  Each Party agrees to use, and to cause its Affiliates to use, reasonable efforts to enforce such obligations and to prohibit Representatives from using such Confidential Information except as expressly permitted hereunder.  Each Party shall be liable to the other for any disclosure or use of the Confidential Information by such Representatives.  The recipient shall (i) protect Confidential Information using not less than the same care with which it treats its own confidential information, but at all times shall use at least reasonable care, and (ii) not use, and cause its Affiliates and Representatives not to use, any Confidential Information of the other Party except as expressly permitted hereunder.  Each Party shall: (a) implement and maintain appropriate security measures to prevent unauthorized access to, or disclosure of, the other Party’s Confidential Information; (b) promptly notify the other Party of any unauthorized access or disclosure of such other Party’s Confidential Information; and (c)

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

cooperate with such other Party in the investigation and remediation of any such unauthorized access or disclosure.

4.2                               Use.  Notwithstanding Section 4.1, a Party may use the Confidential Information of the other Party for the purpose of performing its obligations, or exercising its rights, under this Agreement, including for purposes of:

(i)                                     filing or prosecuting patent applications;

(ii)                                  prosecuting or defending litigation;

(iii)                               conducting pre-clinical studies or Clinical Trials pursuant to this Agreement;

(iv)                              seeking or maintaining Regulatory Approval for Product;

(v)                                 complying with Law, including securities Law and the rules of any securities exchange or market on which a Party’s securities are listed or traded

(vi)                              disclosure to such other Party’s legal and financial advisors;

(vii)                           in connection with an actual or potential (a) permitted sublicense of such other Party’s rights hereunder, (b) debt, equity or other financing of such other Party, or (c) merger, acquisition, consolidation, share exchange or other similar transaction involving such Party and any Third Party; or

(viii)                        for any other purpose with the other Party’s written consent, not to be unreasonably withheld.

In making any disclosures set forth in clauses (i) through (iv) above, the disclosing Party shall, where reasonably practicable, give such advance notice to the other Party of such disclosure requirement as is reasonable under the circumstances and will use its reasonable efforts to cooperate with the other Party in order to secure confidential treatment of such Confidential Information required to be disclosed.  In addition, in connection with any permitted filing by either Party of this Agreement with any Governmental Body, the filing Party shall endeavor to obtain confidential treatment of economic, trade secret information and such other information as may be requested by the other Party, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, and shall include in such confidential treatment request all reasonable comments of the other Party.

4.3                               Publication.  BeiGene may publish in the PRC Territory any information relating to the Collaboration Compound or Product that does not constitute Confidential Information of Company, without the prior written consent of Company.

4.4                               Required Disclosure.  The recipient may disclose the Confidential Information to the extent required by Law or court order; provided, however, that the recipient promptly provides to the disclosing party prior written notice of such disclosure and provides reasonable assistance in obtaining an order or other remedy protecting the Confidential Information from public disclosure.

4.5                               Press Releases and Disclosure.

(a)                                 Initial Press Release.  The proposed public announcement by the Parties of the execution of this Agreement is set forth on Schedule 4.5(a) hereto.

(b)                                 Subsequent Public Disclosures by BeiGene.  BeiGene may not make any subsequent press release or public announcements regarding this Agreement or any matter covered by this Agreement, other than the Development and Commercialization of Product by BeiGene in the PRC Territory, and the achievement of milestones and receipt of milestone payments hereunder, without the prior written consent of Company.  In the event that BeiGene believes it is required to issue a press release or make another public announcement to comply with Law as a publicly-traded company and Company does not believe such public announcement is so required, BeiGene may only issue such press release if (i) it obtains an opinion of legal counsel, from a reputable law firm approved by Company, that it is required to make such disclosure to comply with Law and (ii) after receiving such opinion, provides the text of such planned disclosure to Company no less than [...***...] prior to disclosure, and has incorporated all reasonable comments of Company regarding such disclosure.

(c)                                  Public Disclosures by Company.  Company shall have the right to make such press releases as it chooses, in its sole discretion, without the approval of BeiGene, provided that such press releases do not contain Confidential Information of BeiGene.

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

(d)                                 Prior Approved Publication.  Notwithstanding Section 4.4 or this Section 4.5 either Party may include in a public disclosure, press release or in a scientific or medical publication or presentation, without prior delivery to or review by the other Party, any information which has previously been included in a public disclosure, press release or scientific or medical publication that has been reviewed pursuant to Section 4.4 or this Section 4.5 or published or publicly disclosed by the other Party.

ARTICLE 5

WARRANTIES AND COVENANTS

5.1                               Warranties.  Each Party warrants to the other Party that, as of the Effective Date:

(i)                                     such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;

(ii)                                  such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(iii)                               this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles.  The execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound, and does not violate any Law of any Governmental Body having authority over such Party; and

(iv)                              such Party has all right, power and authority to enter into this Agreement, to perform its obligations under this Agreement.

5.2                               Additional Warranties and Covenants of BeiGene.  BeiGene warrants to Company that, as of the Effective Date:

(a)                                 this Agreement is not, and BeiGene commits to Company that this Agreement never will be, in conflict with any existing or future agreement entered into between BeiGene and any of its Affiliates;   and

(b)                                 no consent by any Third Party or Governmental Body is required with respect to the execution and delivery of this Agreement by BeiGene or the consummation by BeiGene of the transactions contemplated hereby.

BeiGene covenants to Company that, to the extent required by Law, BeiGene shall file this Agreement with Governmental Bodies in the PRC Territory and use commercially reasonable efforts to obtain all required documentation, including a filing certificate, to make payments to Company hereunder.

ARTICLE 6

INDEMNIFICATION AND INSURANCE

6.1                               Indemnification by Company.  Company shall indemnify, defend and hold BeiGene and its Affiliates and each of their respective employees, officers, directors and agents and their respective heirs, successors and assigns (the “BeiGene Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees and expenses of litigation) to the extent arising out of Third Party claims, actions, demands, suits or judgments related to: (a) Company’s negligence or willful misconduct; (b) Company’s performance of its obligations under this Agreement; (c) willful breach by Company of its representations or warranties set forth in ARTICLE 5, or, (d) in the event that the Parties enter into a license agreement pursuant to Company’s exercise of the PRC ROFN or otherwise, or in the event of exercise of the PRC Commercialization Option, Commercialization (including, without limitation, the use by any Person) of any Product by Company or any of its Affiliates, Sublicensees, distributors or agents in the PRC Territory; provided, however, that Company’s obligations pursuant to this Section 6.1 shall not apply (i) to the extent such claims or suits result from the negligence or willful misconduct of any of the BeiGene Indemnitees, or (ii) with respect to claims or suits arising out of breach by BeiGene of its warranties or covenants set forth in ARTICLE 5.

6.2                               Indemnification by BeiGene.  BeiGene shall indemnify, defend and hold Company and its Affiliates and each of their respective agents, employees, officers and directors and their respective heirs, successors and assigns (“Company Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees and expenses of litigation) to the extent arising out of Third Party claims, actions, demands,  suits or judgments related to:  (a) BeiGene’s negligence or willful misconduct; (b) BeiGene’s performance of its obligations under this Agreement; (c) BeiGene’s or its Affiliate’s activities in the PRC Territory with respect to the Collaboration Compound and Product; or (d) willful breach by BeiGene of its representations, warranties or covenants set forth in ARTICLE 5; provided, however, that BeiGene’s obligations pursuant to this Section 6.2 shall not apply (i) to the extent that such claims or suits result from the negligence or willful misconduct of any of Company Indemnitees or (ii) with respect to claims or suits arising out of a breach by Company of its warranties set forth in ARTICLE 5.

6.3                               Certain Liabilities.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY’S LIABILITY IS LIMITED WITH RESPECT TO (i) DEATH OR PERSONAL INJURY DUE TO NEGLIGENCE (AS NEGLIGENCE IS DEFINED IN THE UNFAIR CONTRACTS ACT 1977 OF ENGLAND AND WALES) or (ii) FRAUD.

6.4                               No Consequential Damages.  EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 6.1 OR SECTION 6.2 FOR PAYMENTS TO THIRD PARTIES, AS APPLICABLE, AND SUBJECT ALWAYS TO SECTION 6.3 (CERTAIN LIABILITIES), TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY FROM SEEKING OR COMPANY FROM SEEKING OR OBTAINING ANY REMEDY AVAILABLE UNDER LAW FOR ANY

BREACH OF BY THE OTHER PARTY OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 4.

6.5                               Notification of Claims; Conditions to Indemnification Obligations.  As a condition to a Party’s right to receive indemnification under this ARTICLE 6, it shall: (a) promptly notify the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) cooperate, and cause the individual indemnitees to cooperate, with the indemnifying Party in the defense, settlement or compromise of such claim or suit; and (c) permit the indemnifying Party to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel.  In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party or any indemnitee without the prior written consent of the indemnified Party.  Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses.  The indemnifying Party shall have no liability under this ARTICLE 6 with respect to claims or suits settled or compromised without its prior written consent.

6.6                               Insurance.  During the Term, each Party shall obtain and maintain, at its sole cost and expense, insurance (including any self-insured arrangements) in types and amounts that are reasonable and customary in the pharmaceutical and biotechnology industry for companies engaged in comparable activities.  It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder.  Each Party will, except to the extent self insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 6.

ARTICLE 7

TERM AND TERMINATION

7.1                               Term and Expiration.  The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this ARTICLE 7, shall continue in full force and effect.

7.2                               Termination.

(a)                                 Termination for Convenience.  At any time during the Term, Company may, at its convenience, terminate this Agreement in its entirety with ninety (90) days’ prior written notice to BeiGene.

(b)                                 Termination by Mutual Agreement.  The Parties may terminate this Agreement at any time by mutual agreement in a writing executed between the Parties.

(c)                                  Termination on Bankruptcy or Insolvency.  The Parties agree that, in the event of a BeiGene Bankruptcy Event, Company shall be entitled to a complete duplicate of (or complete access to, as appropriate) any BeiGene Technology and all embodiments thereof, which, if not already in Company’s possession, shall be promptly delivered to it (a) following any such commencement of a bankruptcy proceeding upon Company’s written request therefor, unless BeiGene elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by BeiGene upon written request therefor by Company.

(d)                                 Material Breach.  If a Party breaches any of its material obligations under this Agreement, the Party not in default may give to the breaching Party a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement if such breach is not cured within sixty (60) days.  If such breach is not cured within sixty (60) days after the receipt of such notice and such breach remains uncured, the Party not in default shall be entitled to terminate this Agreement immediately by written notice to the other Party.  Any dispute regarding an alleged material breach, including, but not limited to, whether an alleged material breach of this Agreement occurred or whether an alleged breach of this Agreement is material, shall be resolved in accordance with ARTICLE 8 hereof.

(e)                                  BeiGene Right to Terminate.

(i)                                     Except to the extent the following is unenforceable under the law of a particular jurisdiction where a patent application with BeiGene Patents is pending or a patent within the BeiGene Patents is issued, prior to and during the ROFN Period, BeiGene may terminate this Agreement immediately upon written notice to Company in the event that Company or any of its Affiliates or Sublicensees Challenges any BeiGene Patents or assists a Third Party in initiating a Challenge of any BeiGene Patents.

(ii)                                  BeiGene shall have the right to terminate this Agreement if BeiGene terminates the Other License Agreement pursuant to Section 11.4 (Termination Upon Material Breach) thereof. If BeiGene exercises such termination right, this Agreement will terminate upon the date of termination of the Other License Agreement. For the avoidance of doubt, unless Licensor exercises the foregoing right, termination of the Other License Agreement shall not affect Company’s rights (including the PRC ROFN and the PRC Commercialization Option) and obligations (including milestones payments) under this Agreement.

7.3                               Effects of Expiration or Termination.

(a)                                 Survival.  Notwithstanding the expiration or termination of this Agreement, the following provisions shall survive:  Articles 1 (Definitions), Article 4 (Confidentiality)(other than Section 4.5(b)(Subsequent Public Disclosures), and with respect to the other remaining sections only for the period set forth in Section 4.1), Article 8 (Dispute Resolution), and Article 9 (Miscellaneous Provisions) (other than Section 9.4 (Change of Control)); and Sections 3.6 (Mode of Payment and Currency; Invoices), 3.7 (Royalty Reports and Records Retention (but only for the period set forth therein), 3.8 (Legal Restrictions), 3.9 (Late Payments), 3.10 (Audits) (but only for the period set forth in Section 3.10(a)), 3.11 (Taxes), and 7.3 (Effects or expiration or termination) (including all other Sections or Articles referenced in any such Section or Article).

(b)                                 Accrued liabilities.  Expiration or termination of this Agreement shall not relieve the Parties of any liability that accrued hereunder prior to the effective date of such termination.  For purposes of this Section, the obligation to pay a milestone payment pursuant to Section 3.5 shall accrue as of the date the relevant milestone is achieved.  In addition, termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

(c)                                  Milestone Payments.  Company’s obligation to pay milestone payments pursuant to Section 3.5, shall survive any termination of this Agreement unless the Other License Agreement has been terminated, provided that any milestone payment pursuant to Section 3.5 shall be reduced by [...***...] ([...***...]).

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

ARTICLE 8

DISPUTE RESOLUTION

8.1                               Disputes.  The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder.  It is the objective of the Parties to establish under this ARTICLE 8 procedures to facilitate the resolution of disputes arising under this Agreement (other than any disputes relating to matters for which under the Other License Agreement Company or BeiGene has sole decision-making authority and/or discretion (each, a “Non-Escalable Dispute”), in which case, such matter shall be determined by Company or BeiGene, as the case may be, as set forth in the Other License Agreement and shall not be part of the dispute resolution procedure set forth in this ARTICLE 8) in an expedient manner by mutual cooperation and without resort to litigation.  In the event that the Parties are unable to resolve such dispute through diligent review and deliberation by the Senior Executives within thirty (30) days from the day that one Party had designated the issue as a dispute in written notice to the other Party, then either Party shall have the right to escalate such matter to the Executive Officers as set forth in Section 8.2.

8.2                               Escalation to Executive Officers.  Either Party may, by written notice to the other Party, request that a dispute (other than a Non-Escalable Dispute) that remains unresolved by the Senior Executives for a period of thirty (30) days as set forth in Section 8.1 arising between the Parties in connection with this Agreement, or a dispute relating to material breach, be resolved by the Executive Officers, within fifteen (15) days after referral of such dispute to them.  If the Executive Officers cannot resolve such dispute within fifteen (15) days after referral of such dispute to them, then, at any time after such fifteen (15) day period, either Party may proceed to enforce any and all of its rights with respect to such dispute.

8.3                               Arbitration.  If the Parties are unable to resolve the dispute following the procedure set forth in Section 8.2, then the dispute for arbitration shall be submitted in London, England in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the “ICC Rules”) then in effect.  Notwithstanding the foregoing, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the ICC Rules.  Any judgment upon the award rendered by the panel of the arbitrators shall be entered in any court having jurisdiction over the subject matter thereof.  The panel of the arbitrators shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding was instituted to resolve said dispute.  The final decision of such panel of the arbitrators, as entered by a court of competent jurisdiction, will be furnished by such panel of the arbitrator in writing and will constitute a final, conclusive and non-appealable determination of the issue in question, binding upon the Parties, and an order with respect thereto may be entered in any court of competent jurisdiction.  Except as set forth in Section 8.4, the following procedures shall apply:

(a)                                 Each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within ten (10) days of their appointment.  If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the ICC.

(b)                                 No arbitrator shall have any past or present family, business or other relationship with the Parties or any Affiliate, director or officer thereof, unless following full disclosure of all such relationships, the Parties agree in writing to waive such requirement with respect to an individual in connection with any dispute.

(c)                                  No discovery other than an exchange of relevant documents may occur in any arbitration commenced under the provisions of this ARTICLE 8.  The Parties agree to act in good faith to promptly exchange relevant documents.

(d)                                 The Parties will each pay fifty percent (50%) of the initial compensation to be paid to the arbitrator in any such arbitration and fifty percent (50%) of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that: (i) the prevailing Party in any arbitration will be entitled to an award of attorneys’ fees and costs; and (ii) all costs of arbitration, other than those provided for above, will be paid by the losing Party, and the arbitrator will be authorized to determine the identity of the prevailing Party and the losing Party.

(e)                                  The panel of the arbitrators chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Agreement.

8.4                               Injunctive Relief.  No provision herein shall be construed as precluding a Party from bringing an action for injunctive relief or other equitable relief prior to the initiation or completion of the above procedure.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1                               Relationship of the Parties.  Nothing in this Agreement shall be construed or shall be deemed, for financial, tax, legal or other purposes (a) to create or imply a general partnership between the Parties, (b) to make either Party the agent of the other for any purpose, (c) to alter, amend, supersede or vitiate any other arrangements between the Parties with respect to any subject matters not covered hereunder, (d) to give either Party the right to bind the other, (e) to create any duties or obligations between the Parties except as expressly set forth herein, or (f) to grant any direct or implied licenses or any other right other than as expressly set forth herein.

9.2                               Assignment.

(a)                                 Assignment and Successors.  Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other which shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, (i) in whole or in part, to any of its Affiliates, or (ii) in whole, but not in part, to any purchaser of all of its assets or all of its assets to which this Agreement relates or shares representing a majority of its common stock voting rights or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction.

(b)                                 Continuing Obligations.  No assignment under this Section 9.2 shall relieve the assigning Party of any of its responsibilities or obligations hereunder accruing prior to such assignment and, as a condition of such assignment, the assignee shall agree in writing to be bound by all obligations of the assigning Party hereunder.  This Agreement shall be binding upon the successors and permitted assigns of the Parties.

(c)                                  Void Assignments.  Any assignment not in accordance with this Section 9.2 shall be void.

(d)                                 Assignment of BeiGene Technology.  BeiGene shall not assign or transfer any BeiGene Technology to any of its Affiliates or any Third Party without the prior written consent of Company, unless the assignee agrees in writing that such BeiGene Technology shall be subject to this Agreement.

9.3                               Performance and Exercise by Affiliates.  Either Party shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by, any of its Affiliates and the performance of such obligations by any such Affiliate shall be deemed to be performance by such Party; provided, however, that each Party shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of such Party hereunder shall be deemed to be a failure by such Party to perform such obligations.  For clarity, either Party may designate an Affiliate to perform any of its obligations hereunder or to exercise any of its rights hereunder.

9.4                               Change of Control.  In the event BeiGene undergoes a Change of Control, and the Other License Agreement has not expired or been terminated at the time of the Change of Control, Company shall have a right to obtain a license under BeiGene Technology to research, Develop, Manufacture and Commercialize Products in the Field in the PRC Territory (the “PRC Commercialization Right”) as set forth below.  BeiGene (or the Acquirer)  shall notify Company in writing of the occurrence of a Change of Control ( the “CoC Notice”), identifying the party that has obtained control of BeiGene or become the successor entity to BeiGene resulting from the transaction constituting the Change of Control (the “Acquirer”).  The word “Party” below shall refer to the Acquirer.

9.4.1                     Terms of PRC Commercialization Right.  The PRC Commercialization Right shall (i) be on the terms set forth in the Other License Agreement as if the PRC Territory was included in the “Company Territory” as defined therein, except for Sections 6.1, 6.2, 6.3, 6.4, and 6.5 thereof, (ii) require the payment of milestone payments as set forth in Section 3.5 of this Agreement, and (iii) be on other economic terms including any or all of an initial payment, additional milestone payments, royalties and other economic provisions either (a) agreed in good faith negotiations between the Parties not to exceed a period of more than [...***...] of receipt by Company of the CoC Notice, or (b) in the case no agreement is

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

reached in that [...***...] negotiation period, be determined by binding arbitration as set forth below.

9.4.2                     Arbitration.  If no agreement is reached in the [...***...] negotiation period described in Section 9.4.1 above, then upon the written application of either Party, binding arbitration shall be conducted before a single arbitrator in London, England in accordance with ICC Rules then in effect.  Notwithstanding the foregoing, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the ICC Rules.  The arbitrator shall be selected by agreement of the Parties, shall have no affiliation with either Party, shall not have been retained for any purpose by either Party at any time and shall have substantial experience in the development and licensing of oncology pharmaceutical products.  If the Parties fail to choose an arbitrator within fourteen (14) days after the application of either Party to the ICC for binding arbitration,  the London office of the International Chamber of Commerce shall, upon the request of both or either of the Parties to the arbitration, appoint the arbitrator.

9.4.3                     Exchange of Proposals.  Within ten (10) days of the appointment of the arbitrator, the Parties shall exchange documents setting forth their final detailed proposals for the acquisition of the PRC Commercialization Rights by Company on terms that comply with Section 9.4.1 and represent the fair value of the PRC Commercialization Rights, including any or all of an initial payment, additional milestone payments, royalties and other economic provisions, together with a brief or other written memorandum no longer than ten (10) pages supporting the merits of their final proposal.  The arbitrator shall promptly convene a hearing, at which time each Party shall have a period of time determined by the arbitrator time to argue and present witnesses in support of its final proposal.

9.4.4                     Selection of Final Proposal.  The arbitrator shall select the proposal which most closely reflects fair value of the PRC Commercialization Rights.  In making his or her selection, the arbitrator shall not modify the terms or conditions of either Party’s final proposal nor shall the arbitrator combine provisions from both final

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

proposals.  In making his or her selection, the arbitrator shall consider the terms and conditions of this Agreement, the relative merits of the final proposals, the prior investments made by the Company into the Collaboration Compound and Product and the written and oral arguments of the Parties.  In the event the arbitrator seeks the guidance of the law of any jurisdiction, the law of the England and Wales shall govern.

9.4.5                     Notification of Decision.  The arbitrator shall make his or her decision known to both Parties as quickly as possible by delivering written notice of the decision to both Parties.  If the arbitrator selects the Company’s proposal, then the Company and BeiGene (or the Acquirer) shall enter into an agreement for the PRC Commercialization Right on the terms set forth in Section 9.4.1 and the terms of the Company’s proposal.  If the arbitrator selects BeiGene’s (or the Acquirer’s)  proposal, then at the Company’s option either (i) the Company and BeiGene (or the Acquirer) shall enter into an agreement for the PRC Commercialization Right on the terms set forth in Section 9.4.1 and the terms of the BeiGene’s (or the Acquirer’s) proposal, or (ii) the Company shall have no further right to obtain the PRC Commercialization Right and this Agreement shall continue without modification, except that the royalty rate in Section 3.2 shall increase to [...***...] ([...***...]).

9.4.6                     Costs.  The Parties shall bear their own costs in preparing for the arbitration.  The costs of the arbitrator shall be equally divided between the Parties.

9.5                               Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.6                               Accounting Procedures.  Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with the accounting principles and standards applicable to it (for example IFRS or GAAP).

9.7                               Force Majeure.  Neither Party shall be liable to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

under this Agreement for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a governmental authority, acts of a government or an agency thereof or judicial orders or decrees or restrictions or any other reason which is beyond the reasonable control of the respective Party.  The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.

9.8                               No Trademark Rights.  No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise.

9.9                               Entire Agreement of the Parties; Amendments.  This Agreement and the Schedules hereto and the Other License Agreement constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter.  No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

9.10                        Captions.  The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

9.11                        Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of England and Wales, excluding application of any conflict of laws principles that would require application of the Law of a jurisdiction outside of England and Wales, and will be subject to the exclusive jurisdiction of the courts of competent jurisdiction located in London, England.

9.12                        Notices and Deliveries.  Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.

If to Company, addressed to:

Name:                                                           MERCK KGaA

Street:                                                             Frankfurter Str. 250

City:                                                                     D-64293 Darmstadt

Country:                                               Germany

Attn:                                                                    Head of Alliance Management

Facsimile:                                         [...***...]

With a copy, which shall not constitute notice, to:

Name:                                                           MERCK KGaA

Street:                                                             Frankfurter Str. 250

City:                                                                     D-64293 Darmstadt

Country:                                               Germany

Attn:                                                                    Legal

Facsimile:                                         [...***...]

If to BeiGene, addressed to:

Name:                                                           BeiGene, LTD.

c/o Mourant Ozannes Corporate Services

Street:                                                             (Cayman) Limited

94 Solaris Avenue, PO Box 1348

City:                                                                     Grand Cayman KY1-1108

Country:                                               Cayman Islands

GB

Attn:                                                                    Chief Executive Officer

With a copy, which shall not constitute notice, to:

Name:                                                           BeiGene LTD.

c/o BeiGene (Beijing) Co., Ltd

Street:                                                             No.30 Science Park Road

Zhong-Guan-Cun Life Science Park

Changping District

City:                                                                     Beijing

Country:                                               P.R.China

102206

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

Attn:                                                                    [...***...]

Facsimile:                                        [...***...]

Telephone:                                   [...***...]

With a copy, which shall not constitute notice, to:

Mintz, Levin, Cohn, Ferris, Glovsky

and Popeo, P.C.

One Financial Center

Boston, Massachusetts  02111

Attention:  [...***...]

Tel:  [...***...]

Fax:  [...***...]

9.13                        Language.  The official language of this Agreement and between the Parties for all correspondence shall be the English language.

9.14                        Waiver.  A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall apply only to the specific instance and shall not be deemed or construed to be an ongoing or future waiver of such term or condition, or of any other term or condition hereof.  All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

9.15                        Severability.  When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.  The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

9.16                        No Implied License.  No right or license is granted to either Party hereunder by implication, estoppel, or otherwise to any know-how, patent or other intellectual property right owned or controlled by either Party or its Affiliates.

9.17                        Interpretation.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

the context shall otherwise require.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with IFRS, as in effect from time to time.  Unless the context otherwise requires, countries shall include territories.

9.18                        Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.  A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

9.19                        No Third Party Beneficiaries.  Except as set forth in Sections 9.1 and 9.2, no Third Party (including, without limitation, employees of either Party) shall have or acquire any rights under this Agreement under the Contracts (Rights of Third Parties) Act 1999 of England and Wales or otherwise.

9.20                        No Reliance.  Each Party acknowledges that, in entering into this Agreement (and any document referred to in it), it has not relied on, and shall have no right or remedy in respect of, any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this agreement.  Nothing herein shall limit a Party’s liability for fraud or fraudulent misrepresentation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Agreement as of the date first above written.

BEIGENE, LTD.		MERCK KGAA

Signature:	/s/ John V. Oyler	Signature:	/s/ Stefan Oschmann

Printed Name:	John V. Oyler	Printed Name: Dr. Stefan Oschmann

Title:	CEO	Title: General Partner and Member of the Executive Board, Merck KGaA

ppa.

		Signature:	/s/ Jens Eckhardt

Printed Name: Jens Eckhardt

Title: Regional General Counsel

Schedule 1.5

BeiGene Know-How

[...***... (10 pages omitted)]

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

1

Schedule 1.6

BeiGene Material:

[...***... (16 pages omitted)]

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

11

Schedule 1.7

BeiGene Patents:

[...***...]

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

27

Schedule 4.5(a)

Initial Press Release

(please see following pages)

28

Merck Serono

MERCK

News Release

Your Contact

Dr. Raphaela Farrenkopf
Phone +49 6151 72-2274

November xy, 2013

Merck Enters into Further Global Co-Development and Commercialization Agreement for PARP Inhibitor with Chinese R&D Company BeiGene

- **New agreement marks the second collaboration between Merck and BeiGene**

Darmstadt, Germany, November XY, 2013 – Merck Serono, the biopharmaceutical division of Merck, today announced that a global licensing, co-development, and commercialization agreement for BeiGene-290 has been signed with BeiGene Co., Ltd., a biotech research and development company in Beijing, China. The compound, which is a potent poly (ADP-ribose) polymerase (PARP) inhibitor for the treatment of cancer, is currently in preclinical development and is expected to enter clinical development next year. This is the second collaboration agreement between the two companies this year.

PARP inhibitors are thought to target an enzyme family, poly (ADP-ribose) polymerase, which is involved in a number of cellular processes, including DNA repair and programmed cell death.

Under the terms of the collaboration, BeiGene will be responsible for the development and commercialization of BeiGene-290 in China, and Merck will be responsible for the development and commercialization of BeiGene-290 for the rest of the world. BeiGene will receive an undisclosed upfront payment and is eligible to receive further payments of up to € 170 million (US$ 232 million) for the achievement of clinical development

Merck KGaA
Frankfurter Strasse 250
64293 Darmstadt
Germany
Hotline +49 (0) 6151 72-5000
www.merckgroup.com

www.merckserono.com

Page 1 of 4
Merck Serono is a division of Merck.

Tel. +49 (0) 6151 72-2274
raphaela.farrenkopf@merckgroup.com

MerckSerono

MERCK

News Release

and potential commercial milestones in both the People's Republic of China and rest of the world, as well as royalties on net sales.

"We are delighted to announce an expansion of our strategic partnership with BeiGene. Today's announcement highlights our commitment both to establishing strong R&D partnerships in China but also to our partner BeiGene, a preeminent Chinese life sciences company focused on discovering and developing innovative oncology drugs," said Dr. Susan Jane Herbert, Head of Global Business Development and Strategy for Merck Serono, the biopharmaceutical division of Merck.

John Oyler, CEO of BeiGene said: "We are very much looking forward to expanding further our collaboration with Merck to include BeiGene-290. This collaboration helps to accelerate the global development and commercialization of this China-discovered oncology innovation, something BeiGene could not have achieved alone. Furthermore this deal and Merck's previous deal with BeiGene to develop the second generation, China-discovered BRAF inhibitor, BGB-283, demonstrate Merck's deep commitment to China and external innovation."

Both companies were recently awarded the 2013 BayHelix-Elsevier Award for Alliance of the Year. This award recognizes a ground-breaking pharmaceutical collaboration agreement involving a Chinese entity—one that is centered on advancing the future of science and pharmaceutical innovation. It is a significant recognition for both organizations, underscoring a shared commitment to establishing strategic partnerships that accelerate the delivery of differentiated new therapies to people living with serious unmet medical needs.

About BeiGene (Beijing), Co., Ltd.

BeiGene is a Chinese novel R&D oncology company focusing on discovering, developing and commercializing innovative oncology therapeutics. With a team of around 150 scientists and staff, its pipeline is comprised of novel oral small molecules and monoclonal antibodies for cancer. BeiGene Ltd. is a Cayman Islands exempted company that is an investor in and collaborator with BeiGene (Beijing), Co. Ltd.

For more information please visit: www.beigene.com.

Page 2 of 4

Merck Serono

MERCK

News Release

About Merck Serono
Merck Serono is the biopharmaceutical division of Merck. With headquarters in Darmstadt, Germany, Merck Serono offers leading brands in 150 countries to help patients with cancer, multiple sclerosis, infertility, endocrine and metabolic disorders as well as cardiovascular diseases. In the United States and Canada, EMD Serono operates as a separately incorporated subsidiary of Merck Serono.

Merck Serono discovers, develops, manufactures and markets prescription medicines of both chemical and biological origin in specialist indications. We have an enduring commitment to deliver novel therapies in our core focus areas of neurology, oncology, immuno-oncology and immunology.

For more information, please visit www.merckserono.com.

All Merck Press Releases are distributed by e-mail at the same time they become available on the Merck Website. Please go to www.merckgroup.com/subscribe to register online, change your selection or discontinue this service.

Merck is a leading pharmaceutical, chemical and life science company with total revenues of € 11.2 billion in 2012, a history that began in 1668, and a future shaped by approx. 38,000 employees in 66 countries. Its success is characterized by innovations from entrepreneurial employees. Merck's operating activities come under the umbrella of Merck KGaA, in which the Merck family holds an approximately 70% interest

Page 3 of 4

DRAFT ONLY

BEIGENE AND MERCK KGAA ENTER INTO FURTHER GLOBAL CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT FOR A SECOND CANCER THERAPY

Beijing: November XY, 2013: BeiGene (Beijing) Co., Ltd. ("BeiGene"), a biotech R&D company in Beijing, and Merck, today announced that they have entered into a deal involving the global licensing, co-development, and commercialization agreement for BeiGene-290. The compound is a potent PARP inhibitor for the treatment of cancer. BeiGene-290, which is currently in preclinical development, was discovered and developed in the People's Republic of China by BeiGene. It is expected to enter clinical development next year.

This is the second collaboration agreement between the two companies this year.

PARP inhibitors are thought to target an enzyme family, Poly (ADP-ribose) polymerase involved in a number of cellular processes including DNA repair and programmed cell death.

Under the terms of the collaboration, BeiGene will be responsible for the development and commercialization of BeiGene-290 in the People's Republic of China and Merck will be responsible for the development and commercialization of BGB-290 for the rest of the world. BeiGene will receive an undisclosed upfront payment and is eligible to receive further payments of up to US$ 232 million for the achievement of clinical development and potential commercial milestones in both the People's Republic of China and rest of the world, as well as up to double digit royalties on net sales.

John Oyler, CEO of BeiGene said: "We are very much looking forward to expanding further our collaboration with Merck to include BeiGene-290. This collaboration helps to accelerate the global development and commercialization of this China-discovered oncology innovation, something BeiGene could not have achieved alone. Furthermore this deal and Merck's previous deal with BeiGene to develop outside of China BeiGene's Second Generation, China-discovered BRAF inhibitor, BGB-283, demonstrate Merck's deep commitment to China and external innovation."

"We are delighted to announce an expansion of our strategic partnership with BeiGene. Today's announcement highlights our commitment both to establishing strong R&D partnerships in China but also to our partner BeiGene, a preeminent Chinese life sciences company focused on discovering and developing innovative oncology drugs," said Dr. Susan Jane Herbert, Head of Global Business Development and Strategy for Merck Serono, the biopharmaceutical division of Merck.

Both companies were recently awarded the 2013 BayHelix-Elsevier Award for Alliance of the Year. This award recognizes a ground-breaking pharmaceutical collaboration agreement involving a Chinese entity—one that is centered on advancing the future of science and pharmaceutical innovation. It is a significant recognition for both organizations, underscoring a shared commitment to establishing strategic partnerships that accelerate the delivery of differentiated new therapies to people living with serious unmet medical needs.

About BeiGene

BeiGene is a Chinese oncology company focusing on discovering, developing and commercializing innovative, best-in-class, globally relevant oncology therapeutics. With a team of 150 scientists and staff, our pipeline is comprised of novel oral small molecules and monoclonal antibodies for cancer. BeiGene Ltd. is a Cayman Islands exempted company that is an investor in and collaborator with BeiGene (Beijing), Co. Ltd. For more information, please visit the company's website at www.beigene.com.

AMENDMENT NO. 1 TO LICENSE AGREEMENT

This Amendment No. 1 to License Agreement (this “Amendment”), effective as of May 8th, 2015 (the “Amendment Effective Date”), is by and between BeiGene, LTD, a corporation organized under the laws of the Cayman Islands having an address of c/o Mourant Ozannes Corporate Services, (Cayman) Limited, 94 Solaris Avenue, PO Box 1348, Grand Cayman KYI-1108, Cayman Islands GB (“Licensor”), and Merck KGaA, a corporation with general partners organized under German law having a place of business at Frankfurter Strasse 250, 64293 Darmstadt, Germany (“Company”), under which the parties mutually agree to modify and amend the License Agreement between the Parties, with an Effective Date of October 25, 2013 (the “Agreement”), as set forth below. Capitalized terms used in the Amendment but not defined shall have the meanings set forth in the Agreement. The parties hereby agree as follows:

1.            Amendments. The Agreement is hereby amended as follows:

1.1          The second sentence of Section 2.3(a) of the Agreement is hereby amended by deleting the phrase “twenty-four (24) months” and replacing it with the phrase “forty-five (45) months.”

1.2          The first and second sentences of Section 2.4(a) of the Agreement are hereby amended by deleting the phrase “twenty-four (24) months” in each sentence and replacing it with the phrase “forty-five (45) months.”

2.            Scope. This Amendment supersedes all proposals, negotiations, conversations and/or discussions between or among parties relating to the subject matter of this Amendment and all past dealing or industry custom. This Amendment shall be integrated in and form part of the Agreement effective as of the Amendment Effective Date. Except for the foregoing modifications, the Agreement is hereby ratified and confirmed in accordance with its original terms. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date.

BeiGene, LTD		Merck KGaA

By:	/s/ John V. Oyler	By:	/s/ Jens Eckhardt

Name:	John V. Oyler	Name:	Jens Eckhardt

Title:	Founder & CEO	Title:	Regional General Counsel

Merck KGaA

		By:	/s/ i.v. Harm-Jan Borgeld

		Name:	Harm-Jan Borgeld

		Title:	Head Alliance Management